UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
               15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number   0-16876
                                                                  ---------

            PS Partners VIII, Ltd., a California Limited Partnership
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              701 Western Avenue
               Glendale, California 91203-1241, (818) 244-8080
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Units of Limited Partnership Interest
            ------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     N/A
         -------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]    Rule 12h-3(b)(1)(i)   [X]
     Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]    Rule 12h-3(b)(2)(ii)  [ ]
                                  Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or
notice date:   one (1) holder of record of units of limited partnership
               interest

     Pursuant to the requirements of the Securities Exchange Act of 1934
               PS Partners VIII, Ltd., a California Limited Partnership
              ----------------------------------------------------------
                    (Name of registrant as specified in charter)
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 21, 1998                  By: PUBLIC STORAGE, INC.,
                                              General Partner

                                          By:  /S/ DAVID GOLDBERG
                                              -----------------------------
                                              David Goldberg,
                                              Senior Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.